Exhibit 99.1

Contact
Joseph P. O'Neill
Vice President - CFO
(920) 751-4981

ABT Building Products Corporation
Announces Definitive Agreement to Sell
Fiber Cement Plant to CertainTeed Corporation

       Increased Pricing Pressure and Rise in Industry-wide Manufacturing
                          Capacity Affect Profitability

         Company Plans to Emphasize Growth Through Intensified Focus on Product Lines, Selective Acquisitions and International Expansion

For Immediate Release:

                                                               December 22, 1998

         Neenah, WI - ABT Building Products Corporation (NASDAQ: ABTC) - today announced a definitive agreement to sell its fiber cement plant in Roaring River, NC, to CertainTeed Corporation. ABT will continue to operate its Roaring River hardboard plant that produces siding, home center panels and trimboard.

         The Company has agreed to sell the plant, equipment and substantially all of its inventory of the fiber cement facility for approximately $48 to $50 million. The sale will result in a one-time charge of approximately $15 million, net of tax, to be recorded in the fourth quarter of 1998. The product line represents approximately four percent of ABT's overall revenues and has not achieved acceptable returns for the Company. Sale of the Roaring River facility to CertainTeed is subject to regulatory approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The sale is expected to close in January of 1999. Proceeds will be used to reduce debt.

         George T. Brophy, Chairman and Chief Executive Officer of ABT, stated that the agreement announced today will allow the company to focus on its fundamental strengths: "We intend to build on our strong portfolio of products. ABT is well-positioned in growing markets, with some of the highest quality products and most powerful brand names in our industry."

         Mr. Brophy outlined a three-part strategy to build on ABT's existing businesses and enhance prospects for future growth:

          1. Focusing on its high-growth specialty plastic building products such as vinyl siding, which has increased significantly in the first nine months of 1998. Other high priority plastic products are decorative mouldings, both interior and exterior; shutters and accessories; and new products under development;

          2. Pursuing selective niche acquisitions that complement the company's existing product lines; and

          3. Increasing ABT's international sales, primarily in Europe, through partnerships with distribution organizations in target markets.

         ABT's fiber cement operation has recently come under intense pricing pressure, Mr. Brophy noted. "Large competitors have priced their products at very competitive levels while manufacturing capacity continues to increase. As a result, this business has lost its appeal to us as we are a speciality products marketer," Mr. Brophy said. "Therefore, we have decided the prudent thing to do is to exit the business and focus our resources on product lines that can generate sustained long-term profitability."

         Mr. Brophy stated that ABT sought out a purchaser committed to the fiber cement business and is working closely with CertainTeed to ensure a smooth transition for customers and employees. CertainTeed has international experience in fiber cement manufacturing and is completing the construction of a fiber cement plant in Oregon. It is anticipated that substantially all of the employees of the fiber cement plant will become CertainTeed employees.

         ABT Building Products Corporation produces specialty building products manufactured from engineered wood and plastics. Premium products include paneling, mouldings, exterior shutters, exterior accessories, doorskins and siding. The major markets served are home improvement, remodeling, commercial and new construction. (Home page address on the World Wide Web - http://www.abtco.com)

         Forward-looking statements contained in this news release involve risks and uncertainties that could cause actual results to differ materially from those contemplated by such statements. Factors that could cause such differences include the cyclical nature of the construction industry, changes in interest rates and general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company's products, competitive developments affecting the building products industry, and the risk factors described from time to time in the reports and disclosure documents filed by ABT Building Products Corporation with US securities regulatory agencies and commissions.